 Execution Version

AMENDMENT AGREEMENT

This Amendment Agreement (the “Agreement”), dated as of June 25, 2010, is by and among Elite Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and the investors signatory hereto (each, a “Purchaser” and collectively, the “Purchasers”).

WHEREAS, pursuant to a Securities Purchase Agreement, dated September 15, 2008, as amended (the “Purchase Agreement”), among the Company and the investors signatory thereto, the Company issued Series D 8% Convertible Preferred Stock (the “Series D Preferred Stock”), pursuant to a Certificate of Designation of Preferences, Rights and Limitations of Series D 8% Convertible Preferred Stock, filed with Secretary of State of the State of Delaware on September 15, 2008 (the “COD”), and were issued warrants (the “Warrants” and, together with the Purchase Agreement and the COD, the “Transaction Documents”) exercisable for shares of Common Stock of the Company;

WHEREAS, the parties wish to amend certain terms of the Transaction Documents.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Purchasers and the Company agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1.    Definitions.  Capitalized terms not defined in this Agreement shall have the meanings ascribed to such terms in the Purchase Agreement.

ARTICLE II
AMENDMENTS AND OTHER AGREEMENTS

Section 2.1.    Warrant Amendments.

(i)           Section 2(b) of the Warrants is hereby amended and restated in its entirety as follows (for purposes of clarification, solely as a result of this adjustment, there will be no corresponding increase in the number of Warrant Shares):

“Exercise Price.  The exercise price per share of the Common Stock under this Warrant shall be US$0.125, subject to adjustment hereunder (the “Exercise Price”).”

(ii)           The following is added as new Section 3(h) to each Warrant:

“Other Adjustment.  In addition to the other adjustments herein, the Exercise Price shall be reduced as follows:  (i) by 20% if on September 15, 2011 the Holder still beneficially owns more than 50% of the Preferred Stock beneficially owned by it as of the date of that certain Amendment Agreement, dated June 25, 2010, pursuant to which this provision was amended to this Warrant (“Base Ownership”) (excluding for purposes of such calculation, shares of Preferred Stock issued on the date hereof in lieu of dividend payments on the Preferred Stock, if any); and (ii) by 20% if (a) on September 15, 2011, the Holder then beneficially owns more than 25% of the Base Ownership and 50% or less of the Base Ownership and (b) on September 15, 2012, the Holder then beneficially owns more than 25% of the Base Ownership; provided that, under this Section 3(h), the reduction in Exercise Price may only occur once.  Notwithstanding anything herein to the contrary, in the event that on September 15, 2011 or, if the condition of clause (ii)(a) above is met, on September 15, 2012, the Holder beneficially owns 25% or less of the Base Ownership, then no adjustment shall occur hereunder.  Additionally, solely as a result of this adjustment, there will be no corresponding increase in the number of Warrant Shares”

Section 2.2    Amendment to Certificate of Designation.  On or prior to the date hereof, the Company shall deliver evidence of the filing of an Amendment to the Certificate of Designation, in the form attached hereto as Exhibit A (the “Certificate of Amendment”).  Each Purchaser hereby consents to terms and filing of the Certificate of Amendment.

Section 2.3    Amendment to Section 1.1 of the Purchase Agreement.  The definition of “Exempt Issuance” in Section 1.1 of the Purchase Agreement is hereby amended to add the following as the last two sentences of such definition:

“As used herein, the term “Strategic Transaction” shall expressly include securities issued to Epic Investments, LLC “Epic Investments”) and Epic Pharma, LLC (“Epic Pharma”) pursuant to that certain Strategic Alliance Agreement, dated March 18, 2009, as amended through the fourth amendment thereof dated June 25, 2010 (such agreement through the fourth amendment thereof, the “Epic SAA”); provided that the designation of  the transactions set forth in the Epic SAA as a “Strategic Transaction” shall have no effect on whether (x) any future transaction between the Company and either Epic Investments or Epic Pharma shall constitute a “Strategic Transaction” (and any such future transaction shall be evaluated on a stand-alone basis as to whether such transaction is, or is not, a “Strategic Transaction”) or (y) any securities issued pursuant to an amendment or modification to the Epic SAA made following the date of the fourth amendment thereto or the above-referenced June 2010 amendment shall constitute an Exempt Issuance).”

Section 2.4    SEC Filings/Misc.  So long as the Purchasers beneficially own, in the aggregate, at least 15% of the Series D Preferred Stock held by the Purchasers as of the date hereof (including for purposes of such calculation, shares of Preferred Stock issued on the date hereof in lieu of dividend payments on the Preferred Stock), the Company hereby agrees:

(i)           to maintain the registration of the Common Stock under Section 12(b) or 12(g) of the Exchange Act and to timely file (or obtain extensions in respect thereof and file within the applicable grace period) all reports required to be filed by the Company after the date hereof pursuant to the Exchange Act;

(ii)           not to engage in a “going-private” transaction subject to Rule 13e-3 of the Exchange Act; and

(iii)           to use commercially reasonable efforts to obtain analyst coverage from a FINRA member firm and to have such analyst publish reports on the Company on at least a semi-annual basis.

Section 2.5    Increase in Authorized Shares; Reverse Split.

(i)           At its next meeting of shareholders the Company shall seek shareholder approval to amend the Company’s certificate or articles of incorporation to increase the number of authorized but unissued shares of Common Stock to at least 760 million shares (the “Authorized Share Increase”), subject to downward adjustment if the Company shall effect a Reverse Split (as defined below), with the recommendation of the Company’s Board of Directors that such proposal be approved, and the Company shall solicit proxies from its shareholders in connection therewith in the same manner as all other management proposals in such proxy statement and all management-appointed proxyholders shall vote their proxies in favor of such proposal.

(ii)           Each Purchaser, severally, and not jointly, hereby agrees to vote all shares of Common Stock beneficially owned by it on the applicable record date in favor of (i) the Authorized Share Increase and (ii) a reverse stock split, in the ratio of no greater than 50 to 1 (the “Reverse Split”).  The Company represents, warrants and covenants that all outstanding securities of the Company (including Common Stock and Common Stock Equivalents) will proportionally adjust as to the number of shares issuable and the conversion or exercise prices as a result of any reverse stock split.

Section 2.6    Future Agreements with other Preferred Stock Holders.    In the event any holder of the Company’s preferred stock that is not an Affiliate (as defined in the Transaction Documents) of a Purchaser takes action against the Company with respect to the transaction set forth in the Strategic Alliance Agreement, dated March 18, 2009, between the Company, Epic Investments, LLC and Epic Pharma, LLC as amended through the fourth amendment dated June 25, 2010 (such agreement through the fourth amendment thereof, the “Epic SAA”), and if the Company settles any such action, or is forced to settle, on terms more favorable than the terms hereunder, each Purchaser may within twenty Trading Days after disclosure of such settlement, cause the Company to amend the terms of this transaction as to such Purchaser only so as to give such Purchaser the benefit of such more favorable terms or conditions, on a proportionate basis.

Section 2.7    Limitation on Consent Consideration.  In the event that the Company is required to seek consent from the holders of other classes of its preferred stock to approve the transactions under this Agreement, the Company shall not offer any consideration to such security holders without the prior written consent of the Purchasers and, in the event such consideration is in the form of Common Stock or Common Stock Equivalents, in no event, if in the form of an option or warrant, on terms less favorable to the Company than the Warrants.

Section 2.8    Limitation on Future Security Acquisitions.  Each Purchaser, severally, and not jointly with the other Purchasers, hereby agrees that it will not acquire additional shares of Common Stock or preferred stock of the Company, other than in connection with the conversion or exercise of Common Stock Equivalents held by it or pursuant to hedging or covering transactions with respect to any Common Stock Equivalents held by it.

Section 2.9.    Series E Preferred Stock.    The Purchasers hereby consent to, and the Company agrees to cause as a condition to the effectiveness of this Agreement, the Epic Amendments (as defined below) which amend to the terms of the Company’s Series E Convertible Preferred Stock (the “Series E Preferred Stock”) issued pursuant to a Certificate of Designation of Preferences, Rights and Limitations of Series E Convertible Preferred Stock, filed with the Secretary of State of the State of Delaware on June 3, 2009.

Section 2.10    Effect on Purchase Agreement. The foregoing consents and waivers are given solely in respect of the transactions described herein. Except as expressly set forth herein, all of the terms and conditions of the Transaction Documents shall continue in full force and effect after the execution of this Agreement, and shall not be in any way changed, modified or superseded by the terms set forth herein.  This Agreement shall not constitute a novation or satisfaction and accord of any Transaction Document.

Section 2.11    Filing of Form 8-K.  Within 2 Trading Days of the date hereof, the Company shall issue a Current Report on Form 8-K, reasonably acceptable to each Purchaser disclosing the material terms of the transactions contemplated hereby, which shall include this Agreement as an attachment thereto.

Section 2.12    Conditions to Purchasers’ Obligations.  The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions being met:

(a)    the accuracy in all material respects on the date of the Closing of the representations and warranties of the Company contained herein;

(b)    all obligations, covenants and agreements of the Company required to be performed at or prior to the Closing shall have been performed;

(c)    the execution and delivery of a settlement and release agreement, by and among the Company, the Purchaser and the other parties thereto, in the form attached hereto as Exhibit B;

 (d)    In satisfaction of payment of all accrued but unpaid dividends as of March 31, 2010,  to the extent such issuance does not cause the Purchaser’s beneficial ownership on the date of issuance to exceed 9.9% of the issued and outstanding shares of Common Stock (any excess shares shall be issued to the Purchaser upon written notice from such Purchaser when such Purchaser’s beneficial ownership is below 9.9% to the extent that such issuance does not cause the Purchaser to exceed such amount), the Company shall have issued the following newly issued shares of Common Stock, without restrictive legends, on account of all accrued but unpaid dividends on the Series D Preferred Stock owed to such Purchaser as of the date hereof (the “Unpaid Series D Dividends”), and delivered such shares to each Purchaser electronically through the Depository Trust Company (“DTC”) to the DTC account of such Purchaser set forth on the signature page hereto): (i) 543,143 shares of Common Stock to Midsummer Investment, Ltd.; (ii) 105,566 shares of Common Stock to Bushido Capital Master Fund, LP and (iii) 172,426 shares of Common Stock to BCMF Trustees LLC; provided that such issuance and delivery shall be conditioned upon the delivery to the Company by each Purchaser of a Rule 144 Rep Letter (as defined below) with respect to such shares; and

(e)           the execution and delivery of an amendment to the transaction documents under the Epic SAA (including the fourth amendment to the Epic SAA) (collectively, the “Epic Amendments”), in the form attached hereto as Exhibit C.

Section 2.13    Conditions to Company’s Obligations.  The obligations of the Company hereunder in connection with the Closing are subject to the following conditions being met:

(a)           the accuracy in all material respects on the date of the Closing of the representations and warranties of the Purchasers contained herein;

(b)           all obligations, covenants and agreements of each Purchaser required to be performed at or prior to the Closing shall have been performed;

                (c)           the execution and delivery of a settlement and release agreement, by and among the Company, the Purchaser and the other parties thereto, in the form attached hereto as Exhibit B;

(d)           any consent or approval as may be required from the Company’s preferred stockholders with respect to the transactions contemplated by this Agreement (the “Shareholder Approval”) shall have been obtained;

(e)           each Purchaser shall have provided to the Company a customary Rule 144 representation letter (a “Rule 144 Rep Letter”), in the form previously provided to the Purchasers, to accompany the legal opinion to be provided by Company’s counsel to its transfer agent in connection with the issuance of shares of Common Stock in payment of the Unpaid Series D Dividends in accordance with Section 2.12(d) above; and

           (f)           the execution and delivery of the Epic Amendments.

Section 2.14    Consent.  Each Purchaser hereby consents, as holders of Series D Preferred Stock, to the filing with the Secretary of State of the State of Delaware of amendments to the Company’s certificate of incorporation (including each application certificate of designation) to effect the amendments set forth herein and in the Epic Amendment.

Section 2.15    144 Rep Letters.  As a condition to the issuance by the Company via DTC of any shares of Common Stock to be issued by the Company without restrictive legends (including, without limitation, shares to be issued upon voluntary and/or mandatory conversions of Series D Preferred Stock and upon payment of dividends on Series D Preferred Stock), the Purchaser to receive such shares shall provide to the Company a Rule 144 Rep Letter with respect to the issuance of such shares without restrictive legends pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1.    Representations and Warranties of the Company.  The Company hereby make the representations and warranties set forth below to the Purchasers that as of the date of its execution of this Agreement:

(a)    Authorization; Enforcement.  The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith the Shareholder Approval.  This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)    No Conflicts.  Subject to the Shareholder Approval, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of the Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing Company debt or otherwise) or other material understanding to which the Company is a party or by which any property or asset of the Company is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company is subject (including federal and state securities laws and regulations), or by which any property or asset of the Company is bound or affected.

Section 3.2.    Representations and Warranties of the Purchasers.  Each Purchaser, severally, and not jointly, hereby make the representations and warranties set forth below to the Company as of the date of its execution of this Agreement:

(a)    Authorization; Enforcement.  The Purchaser has the requisite corporate, partnership and/or company power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder.  The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Purchaser and no further action is required by such Purchaser, its board of directors (or equivalent governing body) or its stockholders, member or partner in connection therewith.  This Agreement has been duly executed by the Purchaser and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)    Ownership of Series D Preferred Stock.  Schedule I attached hereto sets forth to aggregate number of shares of Series D Preferred Stock owned by such Purchaser and each of its Affiliates as of the date of this Agreement (and prior to the issuance of any shares of Series D Preferred Stock as payment in kind dividends).   Other than the shares of Common Stock issued on account of the Unpaid Series D Dividends, there are no accrued and unpaid dividends owing upon the Series D Preferred Stock owned by such Purchaser and each of its Affiliates as of the date of this Agreement (it being understood that the next dividend payment date shall be with respect to the dividends that accrue for the period of April 1, 2010 through June 30, 2010).

ARTICLE IV
MISCELLANEOUS

Section 4.1.    Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be made in accordance with the provisions of the Purchase Agreement.

Section 4.2.    Survival. All warranties and representations (as of the date such warranties and representations were made) made herein or in any certificate or other instrument delivered by it or on its behalf under this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery hereof. This Agreement shall inure to the benefit of and be binding upon the successors and permitted assigns of each of the parties; provided however that no party may assign this Agreement or the obligations and rights of such party hereunder without the prior written consent of the other parties hereto.

Section 4.3.    Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

Section 4.4.    Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

Section 4.5.     Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be determined pursuant to the Governing Law provision of the Purchase Agreement.

Section 4.6.    Entire Agreement.  The Agreement, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

Section 4.7.    Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

Section 4.8    Independent Nature of Purchasers’ Obligations and Rights.  The obligations of each Purchaser hereunder are several and not joint with the obligations of any other Purchasers hereunder, and no Purchaser shall be responsible in any way for the performance of the obligations of any other Purchaser hereunder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Purchaser pursuant hereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert with respect to such obligations or the transactions contemplated by this Agreement. Each Purchaser shall be entitled to protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

Section 4.9    Waiver of Late Fees and Trigger Events.  Each Purchaser, on its own behalf and on behalf of any Affiliate holding shares of the Company’s preferred stock (including, without limitation, shares of Series D Preferred Stock) hereby irrevocably waives (i) any right it may have, as a holder of such preferred stock, for any interest or late fee under any provision of the COD (including, without limitation, Section 3(a)) which may have existed on or prior to the date of this Agreement and (y) any Trigger Event (as defined in the COD) which may have occurred or existed on or prior to the date of this Agreement.

***********************

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ELITE PHARMACEUTICALS, INC.

By:
Name:
Title:

[PURCHASER SIGNATURE PAGES TO ELITE
AMENDMENT AGREEMENT]

IN WITNESS WHEREOF, the undersigned have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Name of Purchaser:
Signature of Authorized Signatory of Purchaser:
Name of Authorized Signatory:
Title of Authorized Signatory:
Email Address of Purchaser:

Address for Notice of Purchaser:

DTC Instructions of Purchaser:

SCHEDULE I

Series D Holder	Number of Shares of Series D Preferred Stock held as of June 25, 2010
Midsummer Investment LTD	3,956
Bushido Master Capital Fund LP	761.8
BCMF Trustees LLC	1302.6

EXHIBIT A
FORM OF CERTIFICATE OF AMENDMENT TO THE SERIES D CERTIFICATE OF DESIGNATION

1.           The following definitions included in Section 1 of the Certificate of Designation are hereby amended in their entirety and replaced with the following:

“Change of Control Transaction” means the occurrence after the date hereof of any of (i) an acquisition after the date hereof by an individual, legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act) of effective control (whether through legal or beneficial ownership of capital stock of the Corporation, by contract or otherwise) of in excess of 40% of the voting securities of the Corporation (other than by means of conversion or exercise of Preferred Stock and the Securities issued together with the Preferred Stock), or (ii) the Corporation merges into or consolidates with any other Person, or any Person merges into or consolidates with the Corporation and, after giving effect to such transaction, the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the Corporation or the successor entity of such transaction, or (iii) the Corporation sells or transfers all or substantially all of its assets to another Person and the stockholders of the Corporation immediately prior to such transaction own less than 60% of the aggregate voting power of the acquiring entity immediately after the transaction, or (iv) a replacement at one time or within a one year period of more than one-half of the members of the Corporation’s board of directors which is not approved by a majority of those individuals who are members of the board of directors on the date hereof (or by those individuals who are serving as members of the board of directors on any date whose nomination to the board of directors was approved by a majority of the members of the board of directors who are members on the date hereof), or (v) the execution by the Corporation of an agreement to which the Corporation  is a party or by which it is bound, providing for any of the events set forth in clauses (i) through (iv) above; provided that any transaction between the Corporation and Epic Pharma (as defined below) or any of its Affiliates shall not constitute a “Change of Control Transaction” under clause (i) above .

“Equity Conditions” means, during the period in question, as to a Holder, (i) after June 25, 2010, the Corporation shall have duly honored all conversions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the applicable Holder on or prior to the dates so requested or required, if any, (ii) the Corporation shall have paid all liquidated damages and other amounts owing to such Holder in respect of the Series D Preferred Stock, (iii) (a) there is an effective Conversion Shares Registration Statement pursuant to which such Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable to such Holder pursuant to the Transaction Documents (and the Corporation believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (b) the Conversion Shares issuable to such Holder pursuant to the Transaction Documents may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions as determined by the counsel to the Corporation pursuant to a written opinion letter to such effect, if such opinion letter is required by the Transfer Agent, addressed and acceptable to the Transfer Agent, (iv) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed for trading on such Trading Market (and the Corporation believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (v) there is a sufficient number of authorized, but unissued and otherwise unreserved, shares of Common Stock for the issuance in connection with the Company obligation to be satisfied by such issuance (such as the payment in kind of dividends) for which Equity Conditions are required to exist, (vi) after June 2010, there is no existing Triggering Event or no existing event which, with the passage of time or the giving of notice, would constitute a Triggering Event, (vii) the issuance of the shares in question (or, in the event of an Optional Redemption, of the issuance of all the Conversion Shares underlying the Series D Preferred Stock) to such Holder would not violate the limitations set forth in Section 6(c) herein, (viii) except with respect to Section 8(b), there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, and (ix) such Holder is not in possession of any information that constitutes material non-public information as a result of the disclosure of such information to such Holder by the Corporation or any of its Affiliates.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Corporation pursuant to any stock or option plan duly adopted by a majority of the non-employee members of the Board of Directors of the Corporation or a majority of the members of a committee of non-employee directors established for such purpose, (b) securities upon the exercise or exchange of or conversion of any Securities issued pursuant to the Purchase Agreement and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of the Purchase Agreement, provided that such securities have not been amended since the date of the Purchase Agreement to increase the number of such securities or to decrease the exercise, exchange or conversion price of any such securities, (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors, provided any such issuance shall only be to a Person which is, itself or through its subsidiaries, an operating company in, or an individual that operates, a business synergistic with the business of the Corporation and in which the Corporation receives benefits in addition to the investment of funds, but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities (each such transaction, a “Strategic Transaction”), (d) up to a maximum of 1,500,000 shares of Common Stock or Common Stock Equivalents (subject to adjustment for reverse and forward stock splits and the like) in any rolling 12 month period issued to consultants, vendors, financial institutions or lessors in connection with services  provided by such Persons referred to in this clause (d), but shall not include a transaction in which the Corporation is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities, and provided that none of such shares may be registered for sale or resale by any of such holders; (e) securities issued as a dividend or distribution any of the Securities pursuant to the terms of the Transaction Documents; and (f) securities issued in connection with any stock split, stock dividend or recapitalization of the Common Stock.  As used herein, the term “Strategic Transaction” shall expressly include the transactions set forth in, and the securities issued, or to be issued, to Epic Investments, LLC “Epic Investments”) and Epic Pharma, LLC (“Epic Pharma”) pursuant to, that certain Strategic Alliance Agreement, dated March 18, 2009, as amended through the fourth amendment thereof dated June 25, 2009 (such agreement through the fourth amendment thereof, the “Epic SAA”); provided that the designation of  the transactions set forth in the Epic SAA as a “Strategic Transaction” shall have no effect on whether (x) any future transaction between the Corporation and either Epic Investments or Epic Pharma shall constitute a “Strategic Transaction” (and any such future transaction shall be evaluated on a stand-alone basis as to whether such transaction is, or is not, a “Strategic Transaction”) or (y) any securities issued pursuant to an amendment or modification to the Epic SAA made following the date of the fourth amendment thereto or the above-referenced June 2010 amendment shall constitute an Exempt Issuance).

2.           Section 3(a) of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

a)           Dividends in Cash or in Kind. Other than in the case of shares of Dividend Payment Preferred Stock, the Holders shall be entitled to receive, and the Corporation shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) of 8% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Original Issue Date and on each Conversion Date (except that, if such date is not a Trading Day, the payment date shall be the next succeeding Trading Day) (each such date, a “Dividend Payment Date”) in (i) cash, (ii) duly authorized, validly issued, fully paid and non-assessable shares of Common Stock as set forth in this Section 3(a) (the amount to be paid in shares of Common Stock, the “Dividend Share Amount”), (iii) duly authorized, validly issued, fully paid and non-assessable shares of Series D Preferred Stock (such shares of Series D Preferred Stock issued in satisfaction of dividends hereunder, the “Dividend Payment Preferred Stock”) or (iv) a combination of (i), (ii) and (iii).  The form of dividend payments to each Holder shall be determined in the following order of priority: (i) if funds are legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, in cash only; (ii) if funds are legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, at the sole election of the Corporation, in cash or shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; (iii) if funds are not legally available for the payment of dividends and the Equity Conditions have been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, in shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; (iv) if funds are not legally available for the payment of dividends and the Equity Conditions relating to an effective Conversion Shares Registration Statement  has been waived by such Holder, as to such Holder only, in unregistered shares of Common Stock which shall be valued solely for such purpose at 95% of the average of the VWAPs for the 20 consecutive Trading Days ending on the Trading Day that is immediately prior to the Dividend Payment Date; (v) at the option of the Corporation, regardless of whether or not the “Equity Conditions” are then satisfied, in shares of Dividend Payment Preferred Stock having a Stated Value equal to the aggregate cash value of such dividend payment; and (vi) if funds are not legally available for the payment of dividends and the Equity Conditions have not been met during the 20 consecutive Trading Days immediately prior to the applicable Dividend Payment Date, then such dividends shall accrue to the next Dividend Payment Date.  The Holders shall have the same rights and remedies with respect to the delivery of any such shares as if such shares were being issued pursuant to Section 6.  Upon the request of the Corporation, each Holder shall provide to the Corporation, a customary Rule 144 representation letter relating to all shares of Common Stock to be issued as payment in kind dividends.  On the Closing Date the Corporation shall have notified the Holders whether or not it may legally pay cash dividends as of the Closing Date.  Absent prior written notice from the Corporation as provided for below and subject to the Equity Conditions being met, the default method of payment shall be in shares of Common Stock.  In the event the Corporation determines to pay in Dividend Payment Preferred Stock or cash or the Corporation determines that the Equity Conditions are not met, the Corporation shall provide at least 20 Trading Day’s prior notice to the Holder of such its election to pay in Dividend Payment Preferred Stock or cash; provided, that the failure to notify the Holders that the Equity Conditions are not met shall not constitute a “Trigger Event” under Section 9(a) hereof. Dividends on the Series D Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends.  Except as otherwise provided herein, if at any time the Corporation pays dividends partially in cash and partially in shares, then such payment shall be distributed ratably among the Holders based upon the number of shares of Series D Preferred Stock held by each Holder on such Dividend Payment Date.  Any dividends, whether paid in cash, Dividend Payment Preferred Stock or shares of Common Stock, that are not paid within five Trading Days following a Dividend Payment Date shall continue to accrue and shall entail a late fee, which must be paid in cash, at the rate of 18% per annum or the lesser rate permitted by applicable law (such fees to accrue daily, from the Dividend Payment Date through and including the date of payment); provided that any such late fee which may have accrued prior to June 25, 2010 is irrevocably waived by all Holders.  Dividend Payment Preferred Stock shall have the same rights, privileges, preferences as the other Series D Preferred Stock, except that such Dividend Payment Preferred Stock shall not be entitled to, nor accrue, any dividends pursuant to this Section 3(a) and each certificate evidencing any shares of Dividend Payment Preferred Stock shall bear a legend substantially to the following effect (in addition to any other legends required by law or by contract):

“THE SHARES OF SERIES D PREFERRED STOCK REPRESENTED BY THIS CERTIFICATE WERE ISSUED AS “DIVIDEND PAYMENT PREFERRED STOCK” UNDER THE TERMS OF CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES D 8% CONVERTIBLE PREFERRED STOCK, FILED WITH SECRETARY OF STATE OF THE STATE OF DELAWARE ON SEPTEMBER 15, 2008, AS MAY BE AMENDED (THE “CERTIFICATE OF DESIGNATION”) AND, AS SUCH, DO NOT ENTITLE THE HOLDER HERETO TO ANY DIVIDENDS PURSUANT TO SECTION 3(A) OF THE CERTIFICATE OF DESIGNATION.

If at any time, the Corporation determines that creation of a separate series of Preferred Stock is necessary or advisable for purposes of issuing shares of Dividend Payment Preferred Stock pursuant to this Section 3(a), the Corporation shall be authorized, without any further consent or approval of the Holders, to create such additional series of Preferred Stock (the “Series D-1 Preferred Stock”) having the same rights, privileges, preferences as the Series D Preferred Stock, except that such Series D-1 Preferred Stock shall not be entitled to, nor accrue, any dividends pursuant to this Section 3(a).  Upon creation of such series of Series D-1 Preferred Stock, all references herein to Dividend Payment Preferred Stock shall be deemed to refer to such Series D-1 Preferred Stock and no shares of Series D-1 Preferred Stock shall be issued by the Corporation for any purposes other than the payment of dividends to the Holders, at the option of the Corporation, under this Section 3(a) in the form of Dividend Payment Preferred Stock.

3.           The first sentence of Section 5 of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

“Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to receive out of the assets, whether capital or surplus, of the Corporation an amount equal to the Stated Value, plus any accrued and unpaid dividends thereon (other than in the case of Dividend Payment Preferred Stock), and any other fees or liquidated damages owing thereon for each share of Series D Preferred Stock before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Corporation shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be ratably distributed among the holders of all outstanding shares of Series D Preferred Stock in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.”

4.           Section 6(b) of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

“Conversion Price.  The conversion price for the Series D Preferred Stock shall equal $0.07, subject to adjustment herein (the “Conversion Price”).”

5.           The last four sentences of Section 6(c) of the Certificate of Designation are hereby amended in their entirety and replaced with the following three sentences:

“The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Series D Preferred Stock held by the Holder.  The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(c) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Series D Preferred Stock.”

6.           Section 6(d) of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

“Reserved”

7.           Section 6(e) of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

“Reserved”

8.           The second sentence of Section 6(f)(i) of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

“The Corporation shall deliver any certificate or certificates required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.”

9.           The first sentence of Section 7(a) of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

“Stock Dividends and Stock Splits.  If the Corporation, at any time while this Series D Preferred Stock is outstanding: (A) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock or Dividend Payment Preferred Stock issued by the Corporation upon conversion of, or payment of a dividend on, the Preferred Stock); (B) subdivides outstanding shares of Common Stock into a larger number of shares; (C) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares; or (D) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event.”

10.           The first sentence of the final paragraph of Section 8(a) of the Certificate of Designation is hereby amended in its entirety and replaced with the following:

“then the Corporation may, within two Trading Days after the end of any such Threshold Period, deliver a written notice to all Holders (a “Forced Conversion Notice” and the date such notice is delivered to all Holders, the “Forced Conversion Notice Date”) to cause each Holder to convert all or part of such Holder’s Series D Preferred Stock (as specified in such Forced Conversion Notice) plus all accrued but unpaid dividends thereon  (other than in the case of Dividend Payment Preferred Stock) and all liquidated damages and other amounts due in respect of the Series D Preferred Stock pursuant to Section 6, it being agreed that the “Conversion Date” for purposes of Section 6 shall be deemed to occur on the third Trading Day following the Forced Conversion Notice Date (such third Trading Day, the “Forced Conversion Date”).”

11.           The following is hereby added to the Certificate of Designation as new Section 8(c):

“8(c)    Automatic Monthly Conversions.  Subject to the terms herein, on each Monthly Conversion Date (as defined below), a number of shares of Series D Preferred Stock equal to each Holder’s pro-rata portion (based on the shares of Series D Preferred Stock held by each Holder on June 25, 2010) of the Monthly Conversion Amount (as defined below) shall automatically convert into shares of Common Stock at the then-effective Conversion Price (each such conversion, a (the “Monthly Conversion”). Each Holder may convert, pursuant to Section 6(a), all or a portion of its Series D Preferred Stock subject to a Monthly Conversion at any time prior to a Monthly Conversion Date.  Any Series  D Preferred Stock converted (other than pursuant to a Monthly Conversion) during the calendar month immediately prior to a Monthly Conversion Date shall be applied to such Holder’s pro rata portion of such Monthly Conversion Amount (up to such Holder’s pro rata portion for such month).  Notwithstanding anything to the contrary set forth herein, the Corporation shall not be permitted to effect a Monthly Conversion on a Monthly Conversion Date unless (i) the Common Stock shall be listed or quoted for trading on a Trading Market, (ii) there is a sufficient number of authorized shares of Common Stock for issuance of all Common Stock to be issued upon such Monthly Conversion, (iii) as to any Holder, the issuance of the shares shall not cause a breach of any provision of Section 6(c) herein, (iv) if requested by the Holder and a Rule 144 Rep Letter (as defined below) shall have been provided by such Holder after request from the Corporation, the Conversion Shares are delivered electronically through the Depository Trust Company or another established clearing corporation performing similar functions, may be resold by the Holder pursuant to an exemption under the Securities Act and are otherwise free of restrictive legends and trading restrictions on the Holder, (v) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated, (vi) the applicable Holder is not in possession of any information provided to the applicable Holder by the Corporation that constitutes material non-public information, and (vii) the average VWAP for the 20 Trading Days immediately prior to the applicable Monthly Conversion Date equals or exceeds the then-effective Conversion Price. Shares of the Series D Preferred Stock issued to the Holders as Dividend Payment Preferred Stock shall be the last shares of Series D Preferred Stock to be subject to Monthly Conversion. As used herein, the following terms shall have the following meanings: (i) “Monthly Conversion Date” means the first day of each month, commencing on August 1, 2010, and terminating on the date the Series D Preferred Stock is no longer outstanding; (ii) “Monthly Conversion Amount” means an aggregate Stated Value of Series D Preferred Stock among all Holders that is equal to 25% of aggregate dollar trading volume of the Common Stock during the 20 Trading Days immediately prior to the applicable Monthly Conversion Date (such 20 Trading Day period, the “Measurement Period”), increasing  to 35% of the aggregate dollar trading volume during the Measurement Period if the average VWAP during such Measurement Period equals or exceeds $0.12 (subject to adjustment for forward and reverse stock splits and the like that occur after June 25, 2010) and further increasing to 50% of the aggregate dollar trading volume during such Measurement Period if the average VWAP during such Measurement Period equals or exceeds $0.16 (subject to adjustment for forward and reverse stock splits and the like that occur after June 25, 2010).   All shares of Common Stock issued on a Monthly Conversion Date shall be delivered otherwise in accordance with the procedures and time frames set forth in Section 6 above. Upon the request of the Corporation, each Holder shall provide to the Corporation, a customary Rule 144 representation letter relating to all shares of Common Stock to be issued upon each Monthly Conversion (a “Rule 144 Rep Letter”).

12.           The following is hereby added as the last sentence of Section 9(b) of the Certificate of Designation:

“Notwithstanding anything herein the contrary, the term “Triggering Event” shall not include any transactions contemplated under the Epic SAA”, including, without limitation, the issuance of any shares of Common Stock or Common Stock Equivalents.